Exhibit 10.13

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) between City Therapeutics, Inc., a Delaware corporation (“Company”) and the counterparty identified in the signature block below (“Consultant”) is effective as of, and this document memorializes the agreement that the parties have had since, the first day of Consultant’s Services (defined below) to the Company (regardless of the execution date hereof). The parties agree as follows:

1.            Services; Payment; No Violation of Rights or Obligations. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due to Consultant regarding the subject matter of this Agreement, Company will pay Consultant as (and only as) expressly stated in Exhibit A. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all Services will be performed by and only by Consultant. Consultant agrees that it will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2.            Ownership; Rights; Proprietary Information; Publicity.

a.            Company shall own solely and exclusively and in perpetuity all right, title and interest (including patent rights, copyright rights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant in connection with the Services or any Proprietary Information (defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes and agrees to make all assignments necessary to accomplish the foregoing ownership. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights purported to be assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant. Consultant hereby confirms that the rights that vest with the Company in relation to the Inventions shall not be deemed to lapse if the Company does not exercise the rights for any period.

b.            Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to Company’s customers or employees) that Consultant or anyone acting on Consultant’s behalf develops, learns or obtains in connection with the Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Furthermore, Consultant understands that this Agreement does not affect Consultant’s immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:

(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Upon termination or as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement.

c.            As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing the Services Consultant will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason. Without limiting the foregoing, Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.

d.            To the extent allowed by law, Section 2.a and any license granted to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, in exchange for the sufficient compensation set forth herein, Company may and is hereby authorized to use Consultant’s name in connection with promotion of Company’s business, products and services and to allow others to do so. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company.

e.            If any part of the Services or Inventions or information or other intellectual property provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed, modified, commercialized or otherwise exploited (collectively, “Exploit” or “Exploitation”) without using or violating technology or intellectual property rights owned by or licensed to Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, nonexclusive, sublicensable right and license to fully Exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or Exploitation of the Services, Inventions, other intellectual property or other work performed or provided hereunder or any assigned rights (including any modifications, improvements and derivatives of any of the foregoing).

3.            Termination. Either party may terminate this Agreement upon ten (10) days’ written notice; provided that any termination of this Agreement by the Company shall require prior approval from the Company’s Board of Directors. Sections 2 (subject to the limitations set forth in Section 2.c) through 7 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant.

4.            Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

5.            Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or part.

6.            Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

7.            Miscellaneous. Any breach of Section 2 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes, additions, modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the subject matter hereof.

JOHN MARAGANORE		CITY THERAPEUTICS, INC.
(Consultant)

By:	/s/ John Maraganore	By:	/s/ Ari Nowacek

Name:	John Maraganore	Name:	Ari Nowacek

Date:	August 14, 2023	Title:	President

		Date:	August 14, 2023

EXHIBIT A

SERVICES

The services are as follows (and also include any other work consultant performs for the Company or related to the Company’s actual or proposed business, research or development):

•	Consultant will oversee and/or assist with the financial, operational, and business development needs of the Company.

EQUITY

Subject to the approval of Company’s Board of Directors or Compensation Committee, Consultant will be granted 750,000 shares of the Company’s Common Stock, and the purchase price per share will be equal to the fair market value per share on the date the stock is granted. The stock grant will be subject to the terms and conditions of the applicable of Stock Purchase Agreement to be approved by Company’s Board of Directors. Consultant will vest in in 25% of the shares after 12 months of continuous service and the remainder shall vest in equal monthly installments over the next 36 months of continuous service thereafter, as described in the applicable Stock Purchase Agreement. In addition, if (a) the Company is subject to a change in control before Consultant’s service terminates and (b) Consultant is subject to an involuntary termination within 12 months after the change in control, Consultant’s unvested shares shall vest. Consultant will also be entitled to reimbursement for expenses for which Consultant has received prior approval from Company.

EXPENSES

Expense reimbursement (1) limited to reasonable telephone and travel expenses authorized in writing by Company in advance, and (2) payable fifteen (15) days after itemized invoice and delivery of receipts.